Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-1 of our report dated April 1, 2010, except for Note 22, as to which the date is June 18, 2010, relating to the consolidated financial statements of Camelot Information Systems Inc. as of December 31, 2008 and 2009, and for the years ended December 31, 2007, 2008 and 2009, and the financial statement schedule of Camelot Information Systems Inc. appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
December 6, 2010